Exhibit 99.1

China GengSheng Minerals Reports First Quarter 2011 Financial Results

Revenue Increases 36.4% Year-over-year to $16.2 Million
Fracture Proppant Sales Increase Four-fold Over 1Q 2010 to $5.2 Million

GONGYI, China, May 16, 2011 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights:

Revenue increased 36.4% year-over-year to approximately $16.2 million.

Fracture proppant sales totaled approximately $5.2 million, an increase of 333% year-over-year, compared with approximately $1.2 million in the first quarter of 2010.

Refractories sales were approximately $9.9 million, compared with approximately $10.4 million in the first quarter of 2010.

Sales of the Company’s fine precision abrasives products totaled approximately $0.8 million, compared with approximately $0.7 million in the fourth quarter of 2010, and approximately $0.2 million in the third quarter of 2010, when the product was commercially launched.

Gross profit increased 7.9% to approximately $4.3 million, or 26.5% of total sales, compared with $4.0 million, or 33.5% of total sales in the same period a year ago.

Total operating expenses increased to approximately $3.6 million, compared with approximately $3.1 million in the first quarter of 2010.

Net loss attributable to the Company was approximately $80,000, or break-even per fully diluted share, compared with net income of approximately $0.4 million, or $0.02 per fully diluted share in the first quarter of 2010.

As of March 31, 2011, the Company had cash and cash equivalents of approximately $11.5 million, stockholders’ equity of approximately $59.4 million and working capital of approximately $25.5 million.

First Quarter 2011 and Recent Business Highlights

  Began construction on new fracture proppant manufacturing facility in April 2011, with production expected to commence during the second half of the year. This facility is expected to increase annual capacity by 70%, to 150,000 metric tons.

  Signed OEM agreement with a local affiliate in Gongyi, Henan Province, adding 30,000 metric tons of annual fracture proppant manufacturing capacity through the end of 2011.

  Awarded approximately $18.5 million fracture proppant export contracts for 2011 to date.

  In May 2011, increased fine precision abrasives monthly output to 400 metric tons through equipment revamping and improved production efficiency.

  Acquired minority interest in Yili Yiqiang Silicon Company (“Yili”), to improve raw materials sourcing capabilities for fine precision abrasives products.

  Signed 2-year $10 million full service refractories contract with Fushun New Steel Corporation; revenue contribution began in the first quarter of 2011.

  Closed $10 million registered direct offering in January 2011.

“We achieved solid year-over-year revenue growth, driven by the continued success of our fracture proppant business. While the first quarter is generally seasonally slow as a result of the Chinese Spring Festival and a slowdown in the steel industry due to reduced domestic construction during the winter months, we expect to reduce some of this seasonality as we continue to diversify our revenue mix. Our loss for the quarter was related to increased expenses associated with investment in our fracture proppants and fine precision abrasives businesses, which are key growth drivers for our business, both now and over the longer-term,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “During the first quarter, we gained additional traction in the overseas markets through both supply orders and demand indications for fracture proppants as oil and gas producers increasingly recognized the quality and value of our proppant products. In addition to our capacity expansion efforts, we are expanding our international sales and marketing efforts to help build the GengSheng brand among potential proppant customers outside of China. In light of the sizeable market opportunity and our targeted growth initiatives, we expect to achieve continued strong performance from this segment going forward.

“We entered the second quarter having made a number of meaningful improvements in the manufacturing efficiency of our fine precision abrasive products, with monthly output reaching 400 metric tons in May, from 100 metric tons at the beginning of 2011, while also improving our raw materials procurement capabilities. We believe these initiatives will help drive margin expansion and profitability in our abrasives business as it continues to grow, driven by the ongoing advancement of China’s solar industry, as well as other end markets.”

Mr. Zhang concluded, “Although we have faced challenges in the last several quarters, we believe our business is on the right track and are optimistic with regard to the future. We have two important catalysts in fine precision abrasives and the international expansion of fracture proppants. We expect our full-year blended gross margin to improve to 27% to 30%, and to achieve profitability as we are improving production efficiency, to ramp production volume and improve our raw materials sourcing capabilities, while continuing our efforts to better manage accounts receivable and collections.”

Financial Results for the Three Months Ended March 31, 2011

For the first quarter of 2011, sales revenue was approximately $16.2 million, an increase of 36.4%, over approximately $11.9 million in the first quarter of 2010, and a decrease of 13.0% compared with $18.6 million in the fourth quarter of 2010. The year-over-year increase was mainly attributable to increased export sales from the Company’s fracture proppant segment and contribution from GengSheng’s fine precision abrasive products, while the sequential decrease was primarily related to seasonality during the Chinese New Year holiday in the first quarter.

  Sales of the Company’s core refractory products totaled approximately $9.9 million, or 61.4% of sales, a decrease of 4.3%, compared with approximately $10.3 million in the first quarter of 2010, and a decrease of 21.4% compared with approximately $12.6 million in the fourth quarter of 2010. The decline in refractories sales is mainly related to consolidation of the steel industry in China.

  Sales of fracture proppant products totaled approximately $5.2 million, or 32.1% of sales, an increase of 333%, compared with approximately $1.2 million in the first quarter of 2010, and an increase of 3.5% compared with $5.0 million in the fourth quarter of 2010. The increase in fracture proppant sales was mainly due to increased production capacity and growth in export sales.

  Sales of industrial ceramics products totaled approximately $0.2 million, or 1.4% of sales, compared with approximately $0.3 million in the first quarter of 2010, and approximately $0.3 million in the fourth quarter of 2010.

  Sales of the Company’s fine precision abrasives products, which launched in September 2010, totaled approximately $0.8 million, or 5.1% of total sales, an increase of 20.3% over approximately $0.7 million in the fourth quarter of 2010.

Cost of goods sold totaled approximately $11.9 million, an increase of 50.8%, compared with approximately $7.9 million for the first quarter of 2011, and a decrease of 19.3%, compared with approximately $14.7million for the fourth quarter of 2010. The year-over-year increase in cost of goods sold resulted from an increase in total revenue, as well as depreciation and fixed costs related to fine precision abrasives production.

Gross profit for the three months ended March 31, 2011, totaled approximately $4.3 million, or 26.5% of revenue, compared with approximately $4.0 million, or 33.5% of revenue in the first quarter of 2010, and approximately $3.9 million, or 20.7% of revenue in the fourth quarter of 2010.

The decline in gross margin percentage compared with the first quarter of 2010 was mainly attributable a shift in the mix of fracture proppant sales toward lower-margin export products, and higher unit production cost for fine precision abrasives due to limited output.

For the three months ended March 31, 2011, total operating expenses were approximately $3.6 million, compared with approximately $3.1 million in the year-ago period, and approximately $5.2 million in the fourth quarter of 2010. The increase in operating expenses was primarily related to increased selling expenses due to business expansion, while the sequential quarter decline was related to less provision for doubtful account receivables and less selling expense during the Chinese New Year holiday compared with the fourth quarter of 2010.

General and administrative expenses remained stable at approximately $1.5 million for the first quarter in 2011, compared with approximately $1.4 million for both the first and fourth quarters of 2010.

Selling expenses increased by approximately $477,000, or 31.9% year-over-year, to approximately $2.0 million for the three months ended March 31, 2011, compared with approximately $1.5 million for the first quarter in 2010, and declined approximately 41% quarter-over-quarter from approximately $3.3 million in the fourth quarter of 2010. The year-over-year increase in selling expenses was primarily attributable to increased export costs related to the overseas sales of fracture proppants, marketing activities associated with the newly introduced fine precision abrasives product, as well as increased shipment expense. The sequential decrease was primarily due to less marketing activity during Chinese New Year holiday, and less incremental channel building expense for fine precision abrasives compared with the fourth quarter of 2010. As a percentage of total revenue, selling expenses increased in-line with the growth in total revenue, with selling expenses accounting for 12.2%, 12.6% and 17.9%, for the first quarter of 2011, the first quarter of 2010 and the fourth quarter of 2010, respectively.

Finance costs totaled approximately $1.0 million for the three months ended March 31, 2011, compared with approximately $405,000 in the first quarter in 2010, and approximately $456,000 in the fourth quarter in 2010. The increase in finance cost was primarily due to increased bank interests related to more domestic short-term bank loans to support working capital needs, and an increase in discounted interest cost, due to discounting of receivables in an effort to accelerate collection and improve turnover rate. During the first quarter of 2011, there was an increase of approximately $2.5 million in domestic commercial bank loans, and a decrease of approximately $3.1 million in trade and bills receivables.

Income tax expense decreased to approximately $136,000, from approximately $163,000 in the first quarter of 2010, and $151,000 in the fourth quarter of 2010.

Net loss attributable to Company's common stockholders was approximately $(80,000), or break-even per diluted share, based on weighted average shares outstanding of 26.6 million for the first quarter of 2011. This compares with net income of approximately $387,000, or $0.02 per diluted share, based on weighted average shares outstanding of 24.1 million for the first quarter in 2010, and a net loss of approximately $(2.1) million, or $(0.08) per diluted share, based on weighted average shares outstanding of 24.3 million for the fourth quarter in 2010. The increase in share count was due to the completion of the Company's registered direct offering in January 2011.

Liquidity and Capital Resources

As of March 31, 2011, the Company had cash and cash equivalents totaling approximately $11.5 million, compared with approximately $0.9 million as of December 31, 2010. The increase in cash and cash equivalents was primarily due to approximately $9.3 million in net proceeds from the Company's registered direct offering in January 2011. Current assets totaled approximately $120.3 million, with working capital of approximately $25.5 million and total shareholders' equity of approximately $59.4 million at March 31, 2011, respectively.

Conference Call

Management will hold a conference call today, Monday, May 16, 2011 at 8:00 a.m. EDT (8:00 p.m. BJ time) to discuss first quarter 2011 results.

To participate in the call please dial (877) 407-9205 from the U.S. and Canada, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through May 23, 2011. To access the replay, please dial (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally; account number 286 and conference ID 372447. Additionally, a webcast archive will be available for a period of one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In the US:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

In China:
The Piacente Group, Inc.
Investor Relations
Wendy Sun
+86-10-6590-7991
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
gszs@gengsheng.com
+86-135-2551-0415

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	March 31,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$11,472,049	$925,052
Restricted cash	35,769,329	21,693,100
Trade receivables, net	39,890,194	43,240,996
Bills receivable	3,357,868	3,074,156
Other receivables, prepayments and payment in advance	11,608,422	7,024,142
Advances to senior management	-	51,449
Inventories	18,167,161	15,679,492
Deferred tax assets	63,170	244,046

Total current assets	120,328,193	91,932,433

Deposits for acquisition of a non-consolidated affiliate	2,283,000	2,275,500
Deposits for acquisition of land use right, property, plant and equipment	2,573,149	1,061,502
Goodwill	460,135	441,089
Intangible assets, net	361,475	379,250
Property, plant and equipment, net	27,622,441	26,188,235
Land use rights, net	941,763	944,166

TOTAL ASSETS	$154,570,156	$123,222,175

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$16,491,247	$14,279,568
Bills payable	15,334,150	8,495,200
Other payables and accrued expenses	6,162,236	5,198,131
Deferred revenue - Government grants	350,060	394,420
Provision for warranty	69,968	69,739
Income taxes payable	467,728	606,877
Non-interest-bearing loans	587,599	1,062,114
Collateralized bank loans	54,534,287	41,641,650
Deferred tax liabilities	130,458	149,578
Warrant liabilities	710,000	-

TOTAL LIABILITIES	94,837,733	71,897,277

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value per share; authorized 50,000,000 shares in 2011 and 2010, none issued and outstanding	-	-
Common stock - $0.001 par value per share; authorized 100,000,000 shares in 2011 and 2010, issued and outstanding 26,794,386 shares in 2011 and 24,294,386 in 2010	26,794	24,294
Additional paid-in capital	28,189,354	19,903,388
Statutory and other reserves	7,521,114	7,521,114
Accumulated other comprehensive income	6,154,299	5,949,455
Retained earnings	17,556,796	17,636,730

Total China GengSheng Minerals, Inc. (“the Company”) stockholders' equity	59,448,357	51,034,981
NONCONTROLLING INTEREST	284,066	289,917

TOTAL EQUITY	59,732,423	51,324,898

TOTAL LIABILITIES AND EQUITY	$154,570,156	$123,222,175

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income

	Three months ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Sales revenue	$16,183,829	$11,861,352
Cost of goods sold	11,896,194	7,888,058

Gross profit	4,287,635	3,973,294

Operating expenses
General and administrative expenses	1,504,218	1,428,972
Research and development expenses	141,327	184,233
Selling expenses	1,971,935	1,494,949

Total operating expenses	3,617,480	3,108,154

Net operating income	670,155	865,140

Other income (expenses)
Government grant income	883	71,032
Guarantee income	87,296	-
Guarantee expenses	(87,515)	-
Interest income	119,488	34,726
Change in fair value of warrant liabilities	260,000	-
Other (expenses) income	(34,189)	609
Finance costs	(965,732)	(405,196)
Total other expenses	(619,769)	(298,829)

Income before income taxes and noncontrolling interest	50,386	566,311
Income taxes	(136,171)	(163,115)

Net (loss) income before noncontrolling interest	(85,785)	403,196
Net loss (income) attributable to noncontrolling interest	5,851	(15,914)

Net (loss) income attributable to Company’s stockholders	$(79,934)	$387,282

Net (loss) income before noncontrolling interest	$(85,785)	$403,196
Other comprehensive income
Foreign currency translation adjustment	204,844	440

Comprehensive income	119,059	403,636

Comprehensive loss (income) attributable to noncontrolling Interest	5,851	(15,914)

Comprehensive (loss) income attributable to the Company’s common Stockholders	$124,910	$387,722

(Loss) earnings per share - Basic and diluted attributable to the Company’s common stockholders	$(0.00)	$0.02
Weighted average number of shares - Basic and diluted	26,627,719	24,108,646

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income before noncontrolling interest	$(85,785)	$403,196
Adjustments to reconcile net (loss) income before noncontrolling interest to net cash used in operating activities:
Depreciation	500,644	357,883
Amortization of land use right	5,514	5,990
Amortization of intangible assets	19,025	13,336
Deferred taxes	162,168	(20,494)
Provision for doubtful debts	250,783	(4,251)
Share-based compensation	-	261,200
Deferred revenue amortized	(45,660)	-
Change in fair value of warrant liabilities	(260,000)	-
Changes in operating assets and liabilities:
Restricted cash	(6,810,950)	733,500
Trade receivables	3,242,541	(1,280,270)
Bills receivables	(273,579)	540,059
Other receivables and prepayments	(4,509,546)	(210,350)
Inventories	(2,435,941)	(946,938)
Other payables and accrued expenses	946,972	1,251,547
Trade payables	2,164,614	(653,019)
Bills payables	6,810,950	(1,512,200)
Income taxes payable	(141,148)	509,756

Net cash flows used in operating activities	(459,398)	(551,055)

Cash flows from investing activities
Payments for deposits of acquisition of land use right, property, plant and equipment	(1,508,148)	-
Payments for acquisition of property, plant and equipment	(1,849,334)	(812,953)

Net cash flows used in investing activities	(3,357,482)	(812,953)

Cash flows from financing activities
Net proceeds from issue of shares	9,258,466	-
Restricted cash	(7,193,779)	733,500
Proceeds from bank loans	19,299,987	6,601,500
Repayment of bank loans	(6,544,600)	(8,802,000)
Proceed from non-interest-bearing loans	-	2,204,167
Repayment of non-interest-bearing loans	(478,016)	(23,391)
Government grant received	-	178,974

Net cash flows provided by financing activities	14,342,058	892,750

Effect of foreign currency translation on cash and cash equivalents	21,819	(19)

Net increase (decrease) in cash and cash equivalents	10,546,997	(471,277)
Cash and cash equivalents - beginning of period	925,052	992,204

Cash and cash equivalents - end of period	$11,472,049	$520,927

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$965,732	$239,514
Income taxes	$114,639	$-